Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Trustees of American Financial Realty Trust:
We consent to the incorporation by reference in the registration statements (Nos. 333-119602, 333-104000, 333-118918 and 333-138825) on Form S-3 and (No. 333-109754) on Form S-8 of American Financial Realty Trust of our reports dated February 26, 2008, with respect to the consolidated balance sheets of American Financial Realty Trust as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of American Financial Realty Trust.
KPMG LLP
Philadelphia, Pennsylvania
February 26, 2008

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